Exhibit 10.2

October 8, 2010

Mr. Joseph H. Cromarty

c/o Boston Private Financial Holdings, Inc.

Ten Post Office Square

Boston. MA 02109

Re:	Transition Agreement

Dear Jay:

This letter is intended to confirm the agreement between Boston Private Financial Holdings, Inc. (the “Company”) and you concerning terms for your separation from employment with the Company.

Your employment by the Company will terminate effective October 15, 2010. As a result of your termination of employment, you will be entitled to certain payments and rights without regard to whether you enter into any further agreement with the Company. Specifically, assuming that your employment terminates on October 15, 2010, (1) the Company shall pay your salary and accrued but unused vacation pay to October 15, 2010, (2) the Company shall provide you with the opportunity to continue group health plan coverage under the law known as COBRA, (3) you shall continue to have rights under the Company’s Deferred Compensation Plan (the “Deferred Compensation Plan”), subject to the terms and conditions of such plan and (4) you will continue to have rights to certain stock options and restricted stock to the extent granted to you in accordance with and subject to the Company’s equity plans. Assuming that your employment terminates on October 15, 2010, the Company shall also reimburse you for any outstanding, reasonable business expenses that you have incurred on the Company’s behalf through the termination of your employment as well as for expenses you have incurred prior to October 15, 2010 that are eligible for reimbursement under and up to the annual executive flexible benefit amount (the “Flexible Benefit Amount”) approved by the Company’s Compensation Committee (the “Compensation Committee”), in each case, after the Company’s timely receipt of appropriate documentation pursuant to the Company’s business expense reimbursement policy and the approved Flexible Benefit Amount.

The remainder of this letter proposes an agreement (the “Agreement”) between you and the Company. The purpose of this Agreement is to establish an amicable arrangement for ending your employment relationship, including releasing the Company and related persons or entities from any claims and permitting you to receive separation pay and related benefits.

If you agree to the terms of this Agreement, you acknowledge that you are entering into this Agreement knowingly and voluntarily. It is customary in employment separation agreements for the departing employee to release the employer from any possible claims, even if the employer believes, as is the case here, that no such claims exist. By entering into this Agreement, the Company is not admitting in any way that it violated any legal obligation that it owed to you.

Mr. Joseph H. Cromarty

October 8, 2010

As set forth in Section 22 below, (1) you acknowledge that you were given the opportunity to consider an earlier agreement that was proposed to you on September 20, 2010 for up to twenty-one (21) days before you sign it, that this Agreement is an amendment of such previously proposed agreement and the amendment of the September 20, 2010 proposed agreement does not have the effect of restarting this twenty-one (21) day period; and (2) you may revoke your acceptance of this Agreement within the seven (7) day period after you sign it. If you do not revoke the Agreement, it will be effective on the first business day after that seven (7) day period expires (the “Effective Date”). With those understandings, you and the Company agree as follows:

1.	Separation from Employment

This confirms that your employment with the Company shall end, effective on October 15, 2010 (the “Separation Date”). Effective upon the Separation Date, you hereby resign as Executive Vice President and CEO of the Company’s Wealth Advisory and Investment Management Groups. Effective upon the Separation Date or as soon as practicable thereafter, you will resign from any and all other positions that you hold with the Company or any affiliate, including without limitation your positions on the Boards of Directors of Anchor Capital Advisors, LLC, Bingham, Osborn & Scarborough, LLC, Coldstream Capital Management, Inc., Dalton, Greiner, Hartman, Maher & Co., LLC, Davidson Trust Company and KLS Professional Advisors Group, LLC (together, the “Affiliate Board Positions”). You shall promptly issue resignation letters with respect to all such Affiliate Board Positions and you shall further sign any other documentation that the Company may reasonably require to effectuate your resignations pursuant to this section of the Agreement and, through and following the Separation Date, you agree to cooperate with the Company as may be reasonably necessary in connection with the transition of your duties with respect to such Affiliate Board Positions.

2.	Employment Separation and Transition Benefits

(a) Separation Payments. The Company shall pay you severance pay (“Severance Pay”) consisting of salary continuation at your final base salary rate of $400,000 per year effective for the one year period immediately following the Separation Date (the “Severance Pay Period”). The Company shall pay you Severance Pay on its regular payroll dates applicable to your position with the Company, provided that the Company is not obligated to include you on the payroll before the Effective Date. If the Company does not make one or more payments of Severance Pay on a regular payroll date because this Agreement has not yet become effective, the Company shall make all such payments by the first payroll date after the Agreement becomes effective. The Severance Pay shall be paid regardless of any subsequent employment you may have during the Severance Pay Period, provided such employment is not prohibited by Section 8 of this Agreement.

(b) Health Benefits. Your rights and obligations under COBRA are explained in a separate letter to you describing your medical and dental insurance continuation rights under COBRA. If you elect COBRA continuation coverage, the Company shall continue to pay for medical and

Mr. Joseph H. Cromarty

October 8, 2010

dental insurance premiums for coverage of you and your beneficiaries to the same extent as if you had remained employed until the earliest of the following: (i) the end of the Severance Pay Period; (ii) your eligibility for coverage under another employer’s group medical plan; or (iii) the termination of your rights under COBRA. You will be responsible for the remaining portion of such coverage as if you remained employed. You hereby authorize the deduction of the portion for which you are responsible from your Severance Pay. If you elect COBRA continuation coverage, you may continue coverage for yourself and any beneficiaries after the end of the Severance Pay Period at your own expense for the remainder of the COBRA period, to the extent you and they remain eligible.

3.	Bonuses

(a) August 2009 Special Retention Award. The Company shall pay you an amount equal to $83,000 representing approximately one-third of your August 2009 Special Retention Award granted on August 11, 2009 (the “Special Retention Award”) and relating to the period from August 7, 2009 through December 31, 2009 and June 17, 2010 through October 15, 2010. This Retention Bonus will be paid to you on the first regular payroll date of the Company following the Effective Date. You acknowledge and agree that you are not and will not become entitled to receive any other payments with respect to the Special Retention Award.

(b) 2010 Annual Bonus. The Company shall pay you a pro-rated portion of your annual incentive bonus, if any, for the period from June 17, 2010 through October 15, 2010, under the Company’s 2010 Annual Incentive Bonus Plan for its Senior Policy Group (the “Annual Bonus Plan”). Such bonus shall be paid in 2011 at the time bonuses under the Annual Bonus Plan with respect to 2010 are otherwise paid under the terms of such plan to other participating senior executives. The amount of such pro-rated bonus, if any, will be determined by the Company’s Chief Executive Officer and President and approved by the Compensation Committee pursuant to the annual incentive framework and subject to achievement of applicable performance metrics approved by the Compensation Committee for 2010.

You hereby acknowledge and agree that you are not entitled to or eligible to receive any other bonus or incentive compensation from the Company or any of its affiliates except as provided in this Agreement.

4.	Equity

(a) Time-Vesting Restricted Stock Awards. Notwithstanding the terms and conditions of all grants to you or agreements between you and the Company concerning restricted stock (the “Restricted Stock Agreements”), you shall vest with respect to a pro-rated portion of each award of restricted Company common stock granted to you that is subject to a time-based vesting schedule (“Time-Vesting Restricted Stock Awards”) as of the Separation Date. Such pro-rated portion shall be calculated based on the number of days during the applicable vesting period you were employed by the Company from the grant date of each Time-Vesting Restricted Stock Award through October 15, 2010. You acknowledge that the table below summarizes all of your Time-Vesting Restricted Stock Awards outstanding as of the Separation Date and the number of shares of Time-Vesting Restricted Stock that shall vest pursuant to this subsection 4.(a):

Grant Date	Total Number of Shares of Restricted Stock	Number of Shares Accelerated
May 14, 2010	17,422	2,212
June 15, 2009	15,446	6,658
May 15, 2008	2,530	2,006
August 16, 2006	2,000	1,650

Mr. Joseph H. Cromarty

October 8, 2010

(b) Performance-Vesting Restricted Stock Awards. Notwithstanding the terms and conditions of the applicable Restricted Stock Agreements, and provided this Agreement becomes effective, shares of restricted Company common stock granted to you that are subject to a performance-based vesting schedule (“Performance Share Awards”) shall be eligible to vest with respect to a pro-rated portion of each such Performance Share Award upon the conclusion of the applicable performance measurement period. Such pro-rata portion of each Performance Share Award (i) shall be calculated based on the number of days during the applicable performance measurement period you were employed by the Company (with your period of employment being the period from the grant date of the Performance Share Award through October 15, 2010) and (ii) shall vest only if, and to the extent that, the Company achieves the applicable performance targets for such period, subject to the terms and conditions of each Performance Share Award. You acknowledge that the table below summarizes all of your Performance Share Awards outstanding as of the Separation Date:

Grant Date	Target Award	Maximum Award	Measurement Period
May 14, 2010	17,422	31,360	January 1, 2010 - December 31, 2012
June 15, 2009	15,446	27,803	January 1, 2009 - December 31, 2011

(c) Stock Options. All options that you hold to purchase shares of the Company’s common stock pursuant to the Company’s 2009 Stock Option and Incentive Plan or any predecessor plan that are not vested as of your Separation Date shall lapse on that date and will not be exercisable. You acknowledge that the following summarizes all vested options that have not been exercised as of the date of this letter and that shall remain exercisable by you as of the Separation Date:

Grant Date	Exercise Price	Number of Options Exercisable
August 15, 2008	$9.03	5,000
May 15, 2008	$20.37	17,353
February 15, 2007	$29.84	18,000
February 17, 2006	$29.74	16,000
February 11, 2005	$27.06	12,000

Mr. Joseph H. Cromarty

October 8, 2010

The exercise of any such stock options shall be subject to the terms of the Company’s 2009 Stock Option and Incentive Plan, or any applicable predecessor plan, including, without limitation, the time limits on exercise. This subsection of the Agreement is not intended to modify in any respect the rights to which you would otherwise be entitled if you were not to agree to this Agreement or the terms governing stock options, The above summary is set forth solely to confirm certain information concerning stock options. In addition, your participation in the Company’s 2001 Employee Stock Purchase Plan (the “ESPP”) shall terminate as of the Separation Date and the balance in your accounts under the ESPP, if any, shall be treated pursuant to the terms of the ESPP.

5.	Distributions under Deferred Compensation Plan.

In light of your anticipated continuing consulting relationship with the Company and the level of services the Company reasonably expects that you will perform during your anticipated consulting period (which is currently expected to end on March 15, 2011 (the “Consulting Termination Date”)), the Company has determined that, if such consulting arrangements are entered into, you will not incur a “Separation from Service” (as determined in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h) and the terms of the Deferred Compensation Plan) from the Company until the Consulting Termination Date. As such, your deferred compensation accounts under the Deferred Compensation Plan (as well as any other deferred amounts subject to Section 409A of the Internal Revenue Code of 1986, as amended, payable upon your Separation from Service under any Company plan or program) shall not be payable until, at least, the date of your Separation from Service, or in the case of any Post-2004 Deferred Compensation Accounts (as defined in the Deferred Compensation Plan) until six months and one day after the date of your Separation from Service, subject to, and in accordance with the terms and conditions of the Deferred Compensation Plan.

6.	Tax Treatment

The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate you for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

7.	Non-Solicitation/Non-Accept and Confidentiality Agreement and Release.

You acknowledge that the Non-Solicitation/Non-Accept and Confidentiality Agreement and Release between you and the Company dated March 1, 2005 (the “Non-Solicitation Agreement”) remains in full force and effect in accordance with its terms.

Mr. Joseph H. Cromarty

October 8, 2010

8.	Non-Competition.

For the period of one (1) year following the Separation Date, you shall not, directly or indirectly, whether as owner, director, partner, shareholder, consultant, agent, employee, co-venturer or otherwise, engage, participate, perform services for, assist, or invest in any Competitor. For purposes of this Agreement, “Competitor” means any of the following, including any affiliate of any of the following: Brown Brothers Harriman & Co., Bryn Mawr Bank Corporation, First Republic Bank, The Northern Trust Company, PrivateBancorp Inc. and Wilmington Trust Corporation. Notwithstanding the foregoing, you may own up to one percent of the outstanding common stock of a Competitor. You understand that the restrictions set forth in this section are intended to protect the Company’s interest in its Confidential Information and established employee, customer and supplier relationships and goodwill. You agree that such restrictions are reasonable and appropriate for this purpose. You further acknowledge that your breach of this section of the Agreement will cause the Company to suffer irreparable harm for which any remedy at law will be inadequate and you acknowledge that in the event of any such breach or threatened breach the Company shall be entitled, in addition to all other remedies it may have, to an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any actual damage to the Company and without the necessity of posting a bond. The Company will consider in its discretion any request that you may make for a waiver of a portion of the foregoing restrictions, subject to full disclosure of the Competitor for which you seek to provide services and the nature of the anticipated services, as well as written agreement concerning the scope of such partial waiver.

9.	Return of Property

You confirm that, to the best of your knowledge, you have returned to the Company all Company property, including, without limitation, computer equipment, software, keys and access cards, credit cards, files and any documents (including computerized data and any copies made of any computerized data or software) containing information concerning the Company, its business or its business relationships. Notwithstanding the foregoing, this Section 9 shall not affect any right to information you may have pursuant to the terms of any consulting agreement you enter into with the Company.

10.	Release of Your Claims

You voluntarily release and forever discharge the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, members, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when you sign this Agreement, you have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, all Claims:

•	relating to your employment by and termination of employment with the Company;

Mr. Joseph H. Cromarty

October 8, 2010

•	of wrongful discharge;

•	of breach of contract;

•

of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of age discrimination or retaliation under the Age Discrimination in Employment Act, Claims of disability discrimination or retaliation under the Americans with Disabilities Act, and Claims of discrimination or retaliation under Title VII of the Civil Rights Act of 1964);

•	under any other federal or state statute;

•	of defamation or other torts;

•	of violation of public policy;

•	for wages, bonuses, incentive compensation, stock, stock options, vacation pay or any other compensation or benefits; and

•	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees;

provided, however, that this release shall not affect your vested rights under the Company’s Section 401(k) plan or your rights under this Agreement, nor shall it affect any claim that by express terms of law may not be waived.

You agree that you shall not seek or accept damages of any nature, other equitable or legal remedies for your own benefit, attorney’s fees, or costs from any of the Releasees with respect to any Claim released by this Agreement. As a material inducement to the Company to enter into this Agreement, you represent that you have not assigned to any third party and you have not filed with any agency or court any Claim released by this Agreement.

11.	Release of the Company’s Claims

In consideration for, among other terms, your release of Claims in the immediately preceding section, the Company voluntarily releases and forever discharges you generally from all Claims that, as of the date when the Company signs this Agreement, the Company has, ever had, now claims to have or ever claimed to have had against you, including, without limitation, all Claims relating to your employment by and termination of employment with the Company; provided that the Company does not release you from any civil Claims based on actions or omissions that satisfy the elements of a criminal offense (“Excepted Claims”). The Company has no knowledge of or reason to believe that it has any Excepted Claims against you.

12.	Nondisparagement

You agree not to make any disparaging statements concerning the Company or any of its affiliates or current or former officers, directors, shareholders, employees or agents. The Company shall instruct its current senior officers and directors not to make disparaging statements about you during their employment or directorships with the Company. These nondisparagement obligations shall not in any way affect your obligation or the obligations of the above-referenced persons to testify truthfully in any legal proceeding.

Mr. Joseph H. Cromarty

October 8, 2010

13.	Future Cooperation

You agree to cooperate reasonably with the Company and all of its affiliates (including its and their outside counsel) in connection with the contemplation, prosecution and defense of all phases of existing, past and future litigation about which the Company believes you may have knowledge or information. You further agree to make yourself available at mutually convenient times during and outside of regular business hours as reasonably deemed necessary by the Company’s counsel. The Company shall not utilize this section to require you to make yourself available to an extent that would unreasonably interfere with full-time employment responsibilities that you may have. You agree to appear without the necessity of a subpoena to testify truthfully in any legal proceedings in which the Company calls you as a witness. The Company shall also reimburse you for any reasonable business travel expenses that you incur on the Company’s behalf as a result of your litigation cooperation services, after receipt of appropriate documentation consistent with the Company’s business expense reimbursement policy, In addition, for all time that you reasonably expend in cooperating with the Company or any of its affiliates pursuant to this section, the Company shall compensate you at the rate of $200 per hour.

14.	Termination of Payments

In the event that you fail to comply with any of your material obligations under this Agreement, in addition to any other legal or equitable remedies it may have for such breach the Company shall have the right to terminate any remaining payments and recover any payments previously made to you under this Agreement. The termination of such payments in the event of such breach by you will not affect your continuing obligations under this Agreement.

15.	Legal Representation

This Agreement is a legally binding document and your signature will commit you to its terms. You acknowledge that you have been advised to discuss all aspects of this Agreement with your attorney, that you have carefully read and fully understand all of the provisions of this Agreement and that you are voluntarily entering into this Agreement.

16.	Absence of Reliance

In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company.

Mr. Joseph H. Cromarty

October 8, 2010

17.	Enforceability

If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

18.	Waiver

No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

19.	Dispute Resolution

Any dispute, controversy or claim arising out of or relating to this Agreement, which dispute, controversy or claim is not settled in writing within thirty (30) days after the date on which a party to this Agreement gives written notice to the other that a dispute, controversy or claim exists, shall be settled by binding arbitration in the Commonwealth of Massachusetts in accordance with the provisions of the American Arbitration Association’s National Rules for Resolution of Employment Disputes, which shall constitute the exclusive remedy for the settlement of any dispute, controversy or claim. Notwithstanding the foregoing, this Section 20 shall not preclude the Company or you from pursuing a court action for the purpose of obtaining declaratory or injunctive relief in circumstances in which such relief is appropriate, including without limitation the interpretation or enforcement of Sections 7 or 8; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 20. The Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts shall have exclusive jurisdiction with respect to any such court actions.

20.	Governing Law; Interpretation

This Agreement shall be interpreted and enforced under the laws of the Commonwealth of Massachusetts, without regard to conflict of law principles. In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either you or the Company or the “drafter” of all or any portion of this Agreement.

Mr. Joseph H. Cromarty

October 8, 2010

21.	Entire Agreement

This Agreement constitutes the entire agreement between you and the Company. This Agreement supersedes any previous agreements or understandings between you and the Company, except the Non-Solicitation Agreement and the agreements referred to in Section 7 above, which remain in full force and effect.

22.	Time for Consideration; Effective Date

You acknowledge that you were given the opportunity to consider an earlier agreement that was proposed to you on September 20, 2010 for a period of twenty-one (21) days. You further acknowledge that this Agreement is an amendment of such previously proposed agreement and that any amendment of the September 20, 2010 proposed agreement or any subsequent proposal does not have the effect of restarting the twenty-one (21) day period. Accordingly, you may execute this Agreement at any time to and including October 11, 2010. If you sign this Agreement prior to October 11, 2010, you acknowledge by signing this Agreement that such decision was entirely voluntary and that you had the opportunity to consider this Agreement for the entire twenty-one (21) day period. For the period of seven (7) days from the date when this Agreement becomes fully executed, you have the right to revoke this Agreement by written notice to the undersigned. For such a revocation to be effective, it must be delivered so that it is received by the undersigned at or before the expiration of the seven (7) day revocation period. This Agreement shall not become effective or enforceable during the revocation period. As set forth above, this Agreement shall become effective on the Effective Date, which is defined above as the first business day following the expiration of the seven (7) day revocation period.

23.	Counterparts

This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original, but all of which together shall constitute one and the same document.

Please indicate your agreement to the terms of this Agreement by signing and returning to me the original of this letter within the time period set forth above.

Mr. Joseph H. Cromarty

October 8, 2010

Very truly yours,

BOSTON PRIVATE FINANCIAL HOLDINGS, INC.

By:	/s/ Martha T. Higgins	10/8/10
	Martha T. Higgins	Date
Executive Vice President

You are advised to consult with an attorney before signing this Agreement. The foregoing is agreed to and accepted by:

/s/ Joseph H. Cromarty		10/8/10
Joseph H. Cromarty		Date